FILED PURSUANT TO RULE 433
REGISTRATION STATEMENT NUMBER 333-102986
February 15, 2006

Nordic Investment Bank
US$1,000,000,000 4.875% Global Notes due March 15, 2011
Final Term Sheet

Final Terms and Conditions as of February 15, 2006

Issuer:	Nordic Investment Bank (NIB)
Ratings:	Aaa/AAA
Size:	US$ 1 Billion SEC Registered Global
Coupon:	4.875% Fixed, Semi-Annual, 30/360, Long first
Maturity:	15 Mar 2011
Settlement:	23 Feb 2006
Reoffer:	99.938
Yield:	4.888%
Leads:	BNPP / Citigroup / Nomura
Billing:	Nomura
Listing:	Lux
Denoms:	100k min, 1k thereafter

The following information of Nordic Investment Bank and regarding the securities is available from the SEC’s website and accompanies this free writing prospectus:

http://www.sec.gov/Archives/edgar/data/357024/000102123103000207/0001021231-03-000207-index.htm

     The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC's Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling collect at +44 (0)207 521 5652.

     ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR AFTER THIS MESSAGE ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.